Exhibit 10.1

NITROMED, INC.
125 Spring Street
Lexington, MA 02421

March 20, 2006

Jerry Karabelas

C/o Care Capital LLC

47 Hulfish Street, Suite 310

Princeton, NJ 08542

Dear Jerry:

On behalf of NitroMed, Inc. (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

Employment. You will be employed to serve, effective March 20, 2006, in the position of Acting Chief Executive Officer and President, reporting to the Board of Directors. You agree to devote such time as is reasonably necessary to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities.

Compensation. Your base annualized rate of compensation will be $361,000, less all applicable federal, state and local taxes and withholdings, to be paid in installments in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Board of Directors. During such time as you are serving as the Acting Chief Executive Officer and President pursuant to the terms of this Letter, you agree that you will receive no compensation as an outside director, including without limitation, fees for your service as Chairman of the Board of Directors.

Annual Bonus. If the Compensation Committee of the Board of Directors approves an annual bonus for fiscal year 2006, you may be eligible for a discretionary award of up to 50% of your annualized base salary. The bonus award, if any, will be based on both individual and corporate performance and will be determined by the Compensation Committee in its sole discretion. In any event, you must be an active employee of the Company on the date the fiscal year 2006 bonus is distributed in order to be eligible for a bonus award.

Benefits. You shall be eligible to participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include: participation in group medical and dental insurance programs, term life insurance, long-term disability insurance and participation in the Company’s 401(k) plan. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans may be changed by the Company at any time and from time to time without advance notice.

Vacation. You shall be eligible for a maximum of twenty (20) days of vacation per calendar year, subject to proration to your date of hire and to be taken at such times as may be approved in the sole discretion of the Company.

Stock Option Program. You will be eligible to participate in the Company’s stock option program. Subject to approval by the Compensation Committee of the Board of Directors, the Company will grant to you an option to purchase 225,000 shares of the Company’s Common Stock (subject to adjustment for stock splits, combinations, or other recapitalizations) which will vest (i.e., become exercisable) as follows:  the shares will vest in twelve (12) equal monthly installments beginning on the first month anniversary of the grant date, subject to your continued employment by the Company. Notwithstanding the foregoing, all then-unvested shares shall immediately accelerate and become fully exercisable in the event of a change of control. The option exercise price will be equal to the fair market value of a share of Common Stock on the date of grant of the option as determined by the Compensation Committee of the Board of Directors. The option will be issued pursuant to the Restated 2003 Stock Incentive Plan and will be subject to all of the terms and conditions set forth in the Restated 2003 Stock Incentive Plan and the stock option agreement covering the option.

At-Will Employment. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Compensation Committee of the Board of Directors of the Company, which expressly states the intention to modify the at-will nature of your employment.

Invention, Non-Disclosure and Non-Compete Agreement. As a condition of your employment, you will be required to execute the Company’s Invention, Non-Disclosure and Non-Compete Agreement, a copy of which is enclosed with this letter.

Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the

Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below, along with the attached form, and return them to me in the attached envelope. If you do not accept this offer by March 21, 2006 at 5:00 p.m., this offer will be revoked.

On behalf of NitroMed, Inc.,

/s/ Mark Leschly
Mark Leschly
Chairman
Compensation Committee, Board of Directors

The foregoing correctly sets forth the terms of my at-will employment by NitroMed, Inc.

/s/ Jerry Karabelas	Date: Effective as of March 20, 2006
Jerry Karabelas